News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma, 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release…
September 3, 2020

UNIT CORPORATION SUCCESSFULLY COMPLETES FINANCIAL RESTRUCTURING
Emerges from Chapter 11 and Appoints New Board of Directors
Tulsa, Oklahoma . . . Unit Corporation (Company) today announced that it has emerged from Chapter 11 bankruptcy protection. This marks the successful completion of the Company's financial restructuring process along with implementing the Company's Plan of Reorganization (Plan), which was confirmed by the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division on August 6, 2020.
"Our successful financial restructuring positions us to handle current challenges in the oil and gas industry and realize the potential of our Company," said David T. Merrill, President and Chief Executive Officer. We look forward to continuing to enhance our financial strength and using our strengths, teamwork, and focus to improve our performance as a Company. On behalf of the Company and newly appointed Board of Directors, I would like to express our gratitude to our employees for their continued hard work and dedication during this process."
New Capital Structure
Under the Plan, the Company will complete a debt-for-equity exchange with the holders of the Company's previous 6.625% senior subordinated notes (Subordinated Notes) and will exchange its prior common stock (old common stock) for warrants to purchase its new common stock. As part of the Plan, the Company converted its existing credit facility agented by BOKF, NA into a $140 million reserve-based lending revolving loan and $40 million term loan, which remains agented by Tulsa headquartered BOKF, NA and committed by all lenders under the previous facility (the lenders). Additionally, the Company will have significantly reduced its unsecured debt liabilities, further bolstering its balance sheet.
Credit Facility
Under the terms of the Plan, the Company and certain subsidiaries (Borrowers) entered into an amended and restated credit agreement with the lenders and BOKF, NA, as administrative agent (Exit Credit Agreement) providing for a $140 million senior secured revolving credit facility (RBL Facility) and a $40 million senior secured term loan facility (Term Loan Facility). The maturity date of borrowings under the Exit Credit Agreement is March 1, 2024. As of September 3, 2020, the Borrowers had (i) $40 million in principal amount of Term Loans outstanding under the Term Loan Facility, (ii) approximately $92 million in principal amount of revolving loans outstanding under the RBL Facility and (iii) approximately $6.7 million of outstanding letters of credit.
New Common Stock
The Company will issue a total of 12 million shares of new common stock, par value $0.01 per share. Of the total outstanding shares, 95% will be issued to holders of the Subordinated Notes and holders of certain allowed general unsecured claims, and 5% has been issued to the lenders under the Exit Credit Agreement.
Warrants
Under the Plan, warrants to purchase up to an aggregate of approximately 1.8 million shares of the Company’s new common stock will be issued to holders of old common stock. The exercise price of the warrants will be determined and the warrants will become exercisable once all general unsecured claims are resolved. The Company will calculate the initial exercise price per share for the warrants, which will be set at an amount that implies a recovery by holders of the Subordinated Notes of the $650 million principal amount of the Subordinated Notes plus interest thereon to the May 15, 2021 maturity date of the Subordinated Notes.
New Board of Directors
A new Board of Directors was appointed upon the Company's emergence, providing valuable expertise and experience to the Company as it moves forward post-restructuring. The new Board of Directors consists of seven members, including Robert Anderson, Alan Carr, Phil Frohlich, Steven Hildebrand, David Merrill, Philip Smith, and Andrei Verona.
Trading on an OTC Market
The Company is seeking to facilitate trading of the new common stock on one of the OTC markets. Such market will be determined by the Board of Directors. The Company expects to complete this process during the 2020 fourth quarter and will publicly disclose the results once completed.
The Company expects the debt for equity exchange and the common stock for warrant exchange under the Plan to be completed during the 2020 fourth quarter. More information about these Chapter 11 cases can be accessed via PACER at https://www.pacer.gov and https://cases.primeclerk.com/UnitCorporation or by calling (877) 720-6581 (Toll-Free) or (646) 979-4412 (Local).
Vinson & Elkins L.L.P. served as legal advisor, Evercore Group L.L.C. served as investment banker, and Opportune LLP served as restructuring advisor to the Company.
Weil, Gotshal & Manges LLP served as legal advisor and Greenhill & Co., LLC served as financial advisor to an ad hoc group of holders of Subordinated Notes.

About the Company
Unit Corporation is a Tulsa-based energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding the Company, industry, economic conditions, government regulations and energy policies and other factors. Forward- looking statements may include, for example, statements regarding the Company’s ability to continue to operate successfully following emergence and completing the debt for equity and common stock for warrant exchanges. These statements are subject to significant risks, uncertainties, and assumptions difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding management's expectations of plans, strategies, objectives, growth and anticipated financial and operational performance; financial prospects; anticipated sources and uses of capital and other matters. Forward-looking statements are also subject to the risk factors and cautionary language described occasionally in the reports and registration statements the Company files with the Securities and Exchange Commission, including those in the Company’s most recent Annual Report on Form 10-K and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Additional factors, events, or uncertainties that may emerge occasionally, or those that the Company deems immaterial, could cause the Company’s actual results to differ, and it is impossible for the Company to predict them all. The Company makes forward-looking statements based on currently available information, and the Company assumes no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this news release, whether because of new information, future events or otherwise, except as required by law.
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